EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2009(except for Note 19 , as to which the date is August 4, 2009), with respect to the consolidated financial statements in this Current Report on Form 8-K of Orion Marine Group, Inc.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Orion Marine Group on Form S-3 (File No. 333-160719, filed August 4, 2009) and on Form S-8 (File No. 333-148301, effective December 21, 2007).

/s/ Grant Thornton LLP
Houston, Texas
August 4, 2009